AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) dated March 10, 2008 is made by and between Aastrom Biosciences, Inc., a Michigan corporation (“Employer”) and Gerald D. Brennan, Jr. (“Employee”).

RECITALS:

WHEREAS, Employer and Employee entered into that certain Employment Agreement dated as of June 10, 2005 (the “Employment Agreement”);

WHEREAS, on February 11, 2008, Employee resigned from his positions as Employer’s Vice President, Administrative & Financial Operations and Chief Financial Officer, principal financial and accounting officer, Secretary, Treasurer and from all other offices with Employer, effective as of such date, and will resign and retire as an employee of Employer on or about July 15, 2008;

WHEREAS, on February 11, 2008, Employer accepted Employee’s resignation effective as set forth above;

WHEREAS, until Employee’s retirement from Employer as an employee, Employer and Employee mutually intend that Employee shall provide certain transition services to and on behalf of Employer;

WHEREAS, Employer desires for Employee to continue as a consultant to the Employer during the two and one-half month period commencing with the date Employee retires from the Employer, in order to further ensure an orderly transition and be available to respond to any issues that may arise out of Employee’s activities prior to his retirement; and

WHEREAS, Employee is desirous of and agrees to provide such transition and consulting services to the Employer.

AGREEMENT:

NOW THEREFORE, the parties agree as follows:

1. Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

3. DUTIES. Effective February 11, 2008, Employee shall be deemed to have resigned as Employer’s Vice President, Administrative & Financial Operations and Chief Financial Officer, principal financial and accounting officer, Secretary, Treasurer and from all other offices with Employer. Beginning February 11, 2008, and for the remainder of the Employment Term (as defined in Section 5.1 below), Employee shall continue to perform faithfully and diligently all duties as may be reasonably requested by Employer’s Chief Executive Officer, including but not limited to the transitioning of activities previously performed by Employee in Employee’s former capacity as an officer of Employer. Employee shall not provide consulting services or other business or scientific services to any other party, without the prior written consent of Employer.

2. Section 5.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

5.1 TERM The term of Employee’s employment hereunder (the “Employment Term”) shall continue until July 15, 2008 (the “Termination Date”). The Termination Date may be amended by mutual agreement in writing. For the two and one-half month period commencing on the Termination Date (the “Consulting Term”), Employee shall be engaged by Employer as a consultant pursuant to the terms and provisions of Section 8 below.

3. Sections 6.2.1 and 6.2.3 of the Employment Agreement are hereby amended and restated in their entirety as follows:

6.2.1 Severance. If the Employee’s employment is terminated on the Termination Date, then he shall be engaged as a consultant, for the Consulting Term, in accordance with the terms and conditions of Section 8 hereof. In the event Employee’s employment is terminated prior to the Termination Date by Employer without Cause, then the Consulting Term shall commence on the date of such earlier termination. In the event that (i) Employee’s employment is terminated by Employer for Cause, (ii) Employee resigns his employment prior to the Termination Date, or (iii) Employee dies or become disabled prior to the Termination Date, Employee shall only be entitled to be paid salary as provided in Section 4.1 through the effective date of such termination, as full compensation for any and all claims of Employee under this Agreement or otherwise. Other than the consulting payments specified in Section 8 hereof, the Employer shall not be obligated to pay any other consulting or severance payments to Employee under any circumstances. For the avoidance of doubt, the prior sentence shall not limit the Employee’s normal rights as a retiring employee to, by way of example, but not limitation, payment for unused vacation pay, rights under COBRA, rights to exercise vested but unexercised options or similar rights, as set forth in the applicable plans or agreements or by applicable law

6.2.3 Right to Terminate. Employer retains and reserves the right to terminate the employment of Employee at any time, with or without Cause. For avoidance of doubt, no consulting or other severance payments of whatever nature shall be owed if (i) Employee’s termination is for Cause, (ii) Employee resigns on a date prior to the Termination Date, or (iii) Employee’s employment terminates as a result of Employee’s death or disability. For the avoidance of doubt, the prior sentence shall not limit the Employee’s normal rights as a retiring employee to, by way of example, but not limitation, payment for unused vacation pay, rights under COBRA, rights to exercise vested but unexercised options or similar rights, as set forth in the applicable plans or agreements or by applicable law

4. The Employment Agreement is hereby amended by adding the following new Section 8 and by renumbering the existing Section 8 as Section 9:

8. CONSULTING AGREEMENT.

8.1 TERM AND DUTIES. Employee’s engagement as a consultant hereunder and entitlement to any compensation or benefits under this Section 8 is conditioned upon Employee’s remaining employed until the end of the Employment Term and upon resignation from all capacities in which Employee is then rendering services to Employer on the Termination Date; provided, however, that if Employer terminates Employee’s employment without Cause prior to the Termination Date, Employee shall be engaged as a consultant as if such date of termination were the Termination Date. If these conditions are satisfied, then Employee shall be engaged as a consultant, to provide such services as may be mutually agreed upon including, but not limited to, assisting Employer in responding to issues that arise in connection with matters with respect to which Employee was involved during the Employment Term, for the two and one-half month period commencing on the Termination Date.

8.2 COMPENSATION FOR CONSULTING SERVICES. As compensation for his consulting services, Employer shall pay Employee a monthly amount based on the annual salary rate that Employee was earning at the Termination Date during each month that Employee is engaged as a consultant, such amounts to be paid at the same time as Employer’s normal payroll periods. At all times during the Consulting Term, Employee shall be an independent contractor and shall not be considered an employee of Employer for any purpose. During the Consulting Term, Employee shall be responsible for the collection and payment of any and all income or employment taxes (whether federal, state or local) arising out of its association with Employer, and Employee agrees to indemnify, save and hold Employer harmless from and against any liabilities and expenses with respect to the payment of such taxes based upon or arising out of its association with Employer during the Consulting Term. For the avoidance of doubt, during the Consulting Term, Employee shall not be entitled to the compensation or fringe benefits set forth in Section 4 hereof, except to the extent that such rights accrued during the employment period and payment thereof survives the termination of employment by virtue of plan provisions, written agreement, or applicable law.

8.3 CONSULTING AGREEMENT CONDITIONED UPON EXECUTION OF WAIVER. Notwithstanding anything contained herein to the contrary, Employee’s engagement as a consultant is hereby expressly conditioned upon Employee having executed as of his Termination Date a customary and reasonable form of waiver and release, as provided for in Section 6.4 above.

5. Employer Property. Except as specifically set forth in this Section 4, Employee agrees to return, no later than his Termination Date, all Employer credit cards and other Employer property, including, but not limited to, keys, computers, cellular phones and other equipment, and all memoranda, notes, lists, plans, records, reports, correspondence, computer disks and memory, and other documentation (including copies thereof) relating the Employer or the business of the Employer or any of its affiliates, or which contain confidential information, however stored or recorded, issued or loaned to him or which he ever possessed or had under his control. Notwithstanding the immediately foregoing, the parties agree that at the end of the Employment Term, title to that certain personal computer owned by Employer and used by Employee in the performance of his duties shall be transferred from Employer to Employee. Ownership of all other property of Employer shall remain with Employer upon termination of Employee’s employment with Employer. Employee reaffirms his obligations pursuant to certain confidentiality agreements and other arrangements previously entered into between Employer and Employee or as to which Employee is otherwise subject.

6. Defined Terms. All capitalized terms used in this Amendment and not defined herein shall have the meanings provided in the Employment Agreement.

7. Effective Date. This Amendment is effective as of February 11, 2008.

8. Full Force and Effect. Except as above amended, the Employment Agreement shall remain in full force and effect. To the extent any provision in this Amendment conflicts with any provision in the Employment Agreement, the provisions of this Amendment shall govern. Any matter not specifically addressed in this Amendment but addressed in the Employment Agreement shall be determined in accordance with the provisions of the Employment Agreement.

9. Amendments. No amendment or modification of the terms or conditions of this Amendment shall be valid unless in writing and signed by both parties.

10. Governing Law. This Amendment shall be interpreted, construed, governed and enforced according to the laws of the State of Michigan.

11. Counterparts. This Amendment may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.

12. Incorporation of Recitals. All of the recitals contained herein are hereby incorporated into and made a part of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the day and year first above written.

EMPLOYER:

Aastrom Biosciences, Inc.

By:	/s/ George W. Dunbar, Jr.

Name:	George W. Dunbar, Jr.

Its:	Chief Executive Officer and President

EMPLOYEE:

/s/ Gerald D. Brennan, Jr.

Gerald D. Brennan, Jr.